Exhibit 23.2

April 15, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-236522) on Form S-8 of Green Thumb Industries Inc. (“GTI”) of our report dated December 16, 2019, relating to the consolidated balance sheet as of December 31, 2018, and the related consolidated statement of operations, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the consolidated financial statements), which appears in the Form10-K dated April 15, 2020.

Very truly yours,

MNP LLP

Chartered Professional Accountants

Licensed Public Accountants